Exhibit 10.17
CBIZ, INC. 2019 OMNIBUS INCENTIVE PLAN
GRANT NOTICE PERFORMANCE SHARE UNITS

CBIZ, Inc. (the “Company”) hereby grants to the Participant named below Performance Share Units (“Performance Share Units” or “PSUs”) pursuant to the CBIZ, Inc. 2019 Omnibus Incentive Plan, as amended (the “Plan”) in the number specified below (the “Target Award Opportunity”) covering the three-year Performance Period specified below. Each PSU corresponds in value to a single share of Company common stock (“Share”).

The PSUs are subject to all of the terms and conditions as set forth in this Grant Notice, the Performance Share Units Agreement (the “Agreement”) and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Agreement.

Participant Name:	________________________________
Grant Date:	________________________________
Performance Period:	________________________________
Target Award Opportunity:	________________________________

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to the terms set forth in this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Shares in accordance with this Grant Notice, the Agreement and the Plan and supersede all prior oral and written agreements on that subject.

Participant:	CBIZ, Inc.
_________________________________________	By: _________________________________________
Signature	Signature
Date:_____________________________________	Title:_____________________________________
Residence Address: _________________________________________	Date:_____________________________________

Attachments: Performance Shares Unit Agreement and CBIZ, Inc. 2019 Omnibus Incentive Plan

CBIZ, INC. 2019 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNITS AGREEMENT

Pursuant to your Performance Share Unit Grant Notice (“Grant Notice”) and this Agreement, CBIZ, Inc. (the “Company” or “CBIZ”) has granted to you Performance Share Units (“PSUs”) under the Plan covering the target number of PSUs indicated in your Grant Notice that may be earned over the Performance Period indicated in your Grant Notice.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or your Grant Notice.

The details of your Performance Share Units are as follows:

1.Determination of Number of Earned PSUs. The Committee will determine the percentage of your Target Award Opportunity that is earned based on the extent to which the Performance Goals set forth in Appendix A are achieved. The number of PSUs that you may earn will range from zero (0%) percent to two hundred (200%) percent of your Target Award Opportunity. You will have no rights to any payment or distribution of Shares (or cash equivalent value) until your PSUs are vested and you meet the eligibility requirements for a payment or distribution under Sections 3, 4 or 5 below, to the extent applicable. Prior to settlement, your PSUs represent an unfunded and unsecured obligation of the Company.

2.Eligibility for Payment or Distribution. You must be employed by the Company continuously through and up to the last day of the Performance Period (“Vesting Date”) to be eligible for a payment or distribution of your earned PSUs, if any. If you incur a Termination of Employment during the Performance Period, then you will forfeit your PSUs and you shall not be entitled to any distribution or payout of your PSUs, except as otherwise expressly provided in Sections 4 and 5 below.

3.Effect of Termination of Employment during Performance Period.

a.Termination of Employment due to death or Disability. If you incur a Termination of Employment by reason of death or Disability prior to the end of the Performance Period, the PSUs granted to you under this Agreement shall become fully vested and all performance conditions shall be deemed satisfied as if target performance was achieved. The date of your Termination of Employment due to death or Disability will be considered a Vesting Date.

b.Termination of Employment by reason of Normal Retirement. If you incur a Termination of Employment by reason of Normal Retirement prior to the end of the Performance Period, the PSUs granted to you under this Agreement will become fully vested based on actual performance achieved against the Performance Goals through the end of the Performance Period. In the case of your Termination of Employment by reason of Normal Retirement, the last day of the Performance Period will be considered a Vesting Date. For purposes of this Agreement the term “Normal Retirement” shall mean your voluntary Termination of Employment on or after the date the you have (i) attained at least age sixty (60) and (ii) completed at least five (5) years of continuous service as an employee with the Company, a Subsidiary or an Affiliate (“Company Group”); provided however, the you must provide the Company at least six (6) months advance written notice of the date on which you intend to terminate your employment and you actually terminate your employment on that date.

c.Involuntary Termination of Employment without Cause. If you incur an involuntary Termination without Cause prior to the end of the Performance Period, your PSUs granted under this Agreement shall vest in accordance with subparagraph (i) and (ii) below:

(i)If you have completed less than five (5) years of continuous service as an employee with the Company Group through the date of your Termination of Employment, the PSUs granted to you under this Agreement will become fully vested based on actual performance achieved against the Performance Goals through the end of the Performance Period on a prorated basis, with such pro ration based on a fraction the numerator of which is the number of full calendar months that you were an employee during the Performance Period and the denominator of which is the number of months in the Performance Period set forth in your Grant Notice. If your Termination of Employment falls under this subparagraph (i), the last day of the Performance Period will be considered a Vesting Date.

(ii)If you have completed five (5) or more years of continuous service as an employee with the Company Group through the date of your Termination of Employment, the PSUs granted to you under this Agreement will become fully vested based on actual performance achieved against the Performance Goals through the end of the Performance Period. If your Termination of Employment falls under this subparagraph (ii), the last day of the Performance Period will be considered a Vesting Date.

4.Effect of a Change in Control during Performance Period.

a.Vesting of PSUs upon a Change in Control. Upon a Change in Control, the PSUs granted to you under this Agreement will become fully vested and all performance conditions shall be deemed satisfied as if target performance was achieved, and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of your PSUs must be made pursuant to its original schedule in order to comply with Code Section 409A), except if you are granted a “Replacement Award” as defined in paragraph (b) below in exchange for your PSUs, then your PSUs will vest in accordance with paragraph (c) below.

b.Definition of Replacement Award. A Replacement Award must meet the following conditions: (i) it is a performance-based equity award (or, if it is not a performance-based equity award (such as a deferred cash equivalent award), the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (ii) it has a value at least equal to the value of your PSUs as of the date of the Change in Control as determined by the Committee, as constituted immediately prior to the Change in Control); (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, except in the case of a Replacement Award granted in the form of a deferred cash equivalent award; (iv) its terms and conditions comply with paragraph (c) below; and (v) its other terms and conditions are not less favorable than the terms and conditions of your PSUs. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of your PSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this paragraph (b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

c.Effect of Termination of Employment on Replacement Awards. If you incur an involuntary termination of employment within two (2) years following the Change in Control, other than for Cause, all Replacement Awards then held by you shall become fully vested and free of restrictions and, in the case of Replacement Awards in the form of (i) stock options or stock appreciation rights shall be fully exercisable for a period of no less than one year following such termination of employment, (ii) performance-based awards shall be deemed to be satisfied at target performance and paid within thirty (30) days of such termination of employment, and (iii) service-based awards (other than stock options or stock appreciation rights) shall be paid within thirty (30) days of such termination of employment. Notwithstanding the foregoing, with respect to Replacement Awards that are considered deferred compensation subject to Code Section 409A, settlement of such Replacement Awards shall be made pursuant to its original schedule if necessary to comply with Code Section 409A.

5.Form and Timing of Settlement of PSUs. Within sixty (60) days of a Vesting Date, the Company will issue and deliver to you (at the Company’s sole discretion) either the number of shares of Stock equal to the number of your vested PSUs or the cash equivalent value based on the New York Stock Exchange closing price of a share of Stock on the Vesting Date (or if the Vesting Date is a date on which the Stock is not traded, based on the closing price on the last date immediately preceding the Vesting Date on which the Stock was traded), subject to satisfaction of applicable tax and/or other obligations as described in Section 9 below. This Section 6 shall not apply to the settlement of PSUs made under Section 5(a) or the settlement of Replacement Awards made under Section 5(b).

6.Delivery of Shares. Shares will be delivered to you in accordance with this Section 7; provided, however, the Company shall not be obligated to deliver Shares to you if (a) you have not satisfied all applicable tax withholding obligations, (b) Shares are not properly registered or subject to an applicable exemption therefrom, (c) Shares are not listed on the stock exchanges on which Company Shares are otherwise listed, or (d) the Company determines that the delivery of Shares would violate any federal or state securities or other applicable laws. At the discretion of the Company, Shares may be delivered to you by book-entry credit to an account in your name established by the Company with the Company’s transfer agent, or upon written request from you (or your personal representative, beneficiary or estate, as the case may be) in certificates in your name (or your personal representative, beneficiary or estate).You shall not acquire or have any rights as a shareholder of the Company until Shares issuable hereunder are actually issued and delivered to you in accordance with the Agreement.

7.Restrictions on Resales of Shares. The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of the settlement of your PSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other PSU holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

8.Tax Withholding Obligations.

a.At the time your PSUs are settled, you hereby authorize withholding from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations (“Withholding Obligations”) of the Company, if any, which arise in connection with the settlement of your PSUs.

b.Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Shares otherwise issuable to you upon the settlement of your PSUs a number of whole Shares having a Fair Market Value, determined by the Company as of the date of settlement, at least equal to the minimum statutory amount of tax required to be withheld by law but in no event in excess of the maximum statutory amount of tax that is permitted to be withheld by law.

9.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your PSUs or your other compensation.

10.Applicability of Section 409A of the Internal Revenue Code.

a.Your PSUs granted hereunder are not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code (“Section 409A”) and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement, your PSU Grant Notice or the Plan causes your PSUs to be subject to the requirements of Section 409A, or could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A, then the provision shall have no effect or, to the extent practicable, the Committee may, in its sole discretion and without the Participant’s consent, modify the provision to (i) comply with, or avoid being subject to Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 11 does not create an obligation of the Company to modify this Agreement, your PSU Grant Notice or the Plan and does not guarantee that your PSUs will not be subject to taxes, interest and penalties under Section 409A.

b.If you are a “specified employee” as defined under Code Section 409A and your PSUs are to be settled on account of your separation from service (for reasons other than death) and such PSUs constitutes “deferred compensation” as defined under Code Section 409A, then any portion of your PSUs that would otherwise be settled during the six-month period commencing on your separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following your death if it occurs during such six-month period).

c.Your Termination of Employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a Termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A.

11.Transferability.

a.Restrictions on Transfer. Your PSUs may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion; or (iii) pursuant to a domestic relations order.

b.Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

12.Securities Laws. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Agreement. The Committee may impose such restrictions on any Shares acquired by you under the Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee.

13.No Right to Continued Employment or Further Awards.

a.Neither the Plan nor this Agreement shall (i) alter your status as an “at-will” employee of the Company; (ii) be construed as giving you any right to continue in the employ of the Company; or (iii) be construed as giving you any right to be reemployed by the Company following any Termination of Employment. The Termination of Employment provisions in this Agreement shall solely apply to the treatment of your PSUs as specified herein and shall not otherwise affect your employment relationship with the Company.

b.The Company has granted your PSUs solely in its sole discretion. Your PSU Grant Notice, this Agreement and the Plan do not confer to you any right or entitlement to receive another grant of PSUs, or any other similar award at any time in the future or in respect of any future period. Your PSU grant does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation.

14.Notices. Any notice required or permitted to be given under this Agreement, or PSU Grant Notice or the Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
CBIZ, Inc.
5959 Rockside Woods Blvd. N, Suite 600
Suite 500
Cleveland, OH 44131
Attn.: Corporate Secretary
If to the Employee:
To the last address delivered to the Company by the
Employee in the manner set forth herein.
15.General Provisions.

a.Headings. The headings preceding the text of the sections this Agreement are inserted solely for convenience of reference, and shall not constitute a part of Agreement, nor shall they affect its meaning, construction, or effect.

b.Severability. If any provision of this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.Governing Documents. This Agreement is subject to all of the terms and conditions as set forth in your PSU Grant Notice and the Plan, all of which are incorporated herein in their entirety. Your PSU Grant Notice, this Agreement and the Plan constitute the entire understanding between you and the Company regarding the PSUs. Any prior agreements, commitments or negotiations concerning the PSUs are superseded. In the event of any conflict between the provisions of your PSUs and those of the Plan, the provisions of the Plan shall control.

d.Binding on Parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.Applicable Law. Your PSU Grant Notice, this Agreement and the Plan shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law.

f.Rescission of Agreement and PSU Grant. Your PSUs granted under this Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.Administration of PSUs. All questions arising under your PSU Grant Notice, this Agreement and the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of your PSU Grant Notice, this Agreement and the Plan; all such determinations shall be binding upon you and your successors.

h.No Shareholder Rights. The PSUs granted to you under pursuant this Agreement do not and shall not entitle you to any rights of a holder of a Share of Company common stock prior to the date Shares are issued to you in settlement of the PSUs, if at all.

* * * * *

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

CBIZ, INC.

By:    Jerome P. Grisko, Jr.
Its:    Chief Executive Officer

I agree to the terms of this Award, the Plan and the Non-Interference Obligation and acknowledge receipt of a copy of the Plan and the Non-Interference Obligation.

By:___________________________________

Print Name:____________________________

Date:__________________________________